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                                                                    EXHIBIT 10.1


                                 PROMISSORY NOTE



$3,500,000.00                                                 Bristol, Tennessee
                                                              December 28, 1993


         FOR VALUE RECEIVED, RSR Acquisition Corporation, a Tennessee corporation ("Maker"), unconditionally promises to pay to the order of RSR Laboratories, Inc. ("Payee"), at Payee's office in 501 Fifth Street, Bristol, TN 37620, or at such other place as the holder hereof may designate in writing, the principal sum of

             Three Million Five Hundred Thousand And No/100 Dollars
                                 ($3,500,000.00)

and to pay simple interest at the rate of six percent (6%) per annum on the principal balance hereof from time to time remaining unpaid prior to maturity (whether by acceleration or otherwise, "Maturity") in ten (10) equal annual installments of principal and interest, the first annual installment being due and payable on the 28th day of December, 1994, and consecutive annual installments being due and payable thereafter on the 28th day of each succeeding December with the final installment at Maturity.

     1. Prepayment. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. All prepayments shall be applied first to accrued interest and thereafter to unpaid principal.

     2. Collateral. This Note is given to evidence a debt for a portion of the purchase price for certain assets purchased by Maker from Payee, including certain real property and improvements located at 501 Fifth Street, Bristol, Tennessee (the "Real Estate"), and is secured by a Deed of Trust for the Real Estate, executed by Maker in favor of Payee.

     3. Default. The occurrence of any one or more of the following events shall constitute a default (an "Event of Default") under this Note: (a) Maker or guarantor of this Note shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of itself, or of all or a substantial part of its assets, (ii) be unable, or admit in writing its inability to pay its debts as they fall due, (iii) make a general assignment for the benefit of its creditors, (iv) be adjudicated a bankrupt or insolvent, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or any corporate action shall be taken by it for the purpose of


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effecting any of the foregoing; (b) an order, judgment or decree shall be entered, without the application, consent or approval of Maker, by any court of competent jurisdiction, approving a petition seeking reorganization of Maker or appointing a receiver, trustee, or liquidator of Maker or of all or a substantial part of its assets and such order, judgment or decree shall continue unstayed and in effect for any period of more than thirty (30) consecutive days; or (c) Maker shall fail to make payment of any installment within ten (10) days of the date such installment is due.

     4. Standstill. The holder of this Note shall not exercise any remedy provided hereunder for a period of not less than one hundred (100) days following any Event of Default.

     5. Right of Offset. Maker, Payee, and/or Harold A. Robinson, John A. Robinson, and Jack A. Sitgreaves (individually or collectively, as appropriate) are parties to a Closing Memorandum, dated December 28, 1993, and other agreements referenced in such Closing Memorandum (the "Agreements"). Maker, from time to time, may offset against amounts due under this Note in accordance with the terms and conditions of any or all of the Agreements.

     6. Remedies. If an Event of Default shall occur, and be then continuing, the holder of this Note, at its option, may declare immediately due and payable the entire unpaid principal balance of, and all accrued interest on, this Note, and exercise any other right or remedy provided at law or in equity.

     7. Escrow. This Note is being placed in escrow pursuant to an Escrow Agreement, of even date herewith between Maker, Payee, Harold A. Robinson, John
A. Robinson, and Jack A. Sitgreaves, and Gentry Locke, Rakes & Moore ("Escrow Agent"). Notwithstanding anything in this Note to the contrary, no payment shall be due hereunder until this Note is released from escrow by the Escrow Agent in accordance with the provisions of such Escrow Agreement.

     8. No Waiver. No delay in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

     9. Attorneys' Fees. If any action is taken to enforce any provision of this Note whether by legal proceedings or through a bankruptcy court, the prevailing party in such action shall be paid its reasonable attorneys' fees and collection fees by the other party.

     10. Governing Law. This Note shall be construed in accordance with and governed by laws of the State of Tennessee and of the United States applicable to the State of Tennessee.


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     11. Headings. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

     12. Notices. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date received whether delivered in person or by United States mail at the address set forth below (or at such other address as a party may supply by written notice to the other parties); or on the date a facsimile transmission is confirmed as to content by a writing deposited on the same day in the U.S. mail, postage prepaid, registered or certified mail, return receipt requested:

         If to the Payee:

                                          RSR Laboratories, Inc.
                                          501 Fifth Street
                                          Bristol, Tennessee 37620

                                          Attention: Mr. John S. Robinson

         If to the Maker:                 RSR Acquisition Corporation
                                          501 Fifth Street
                                          Bristol, TN 37620

                                          Attention: Mr. John M. Gregory

         IN WITNESS WHEREOF, THE MAKER HAS EXECUTED THIS NOTE AS OF THE DATE AND YEAR FIRST ABOVE WRITTEN.

RSR Acquisition Corporation



By: /s/ Randal J. Kirk
   ---------------------------
   Randal J. Kirk
   President